Exhibit 3.4

William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Cyclerion Therapeutics, Inc.

(2) Registered office address:	155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	Article IV
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted:	August 26, 2026
(month, day, year)

(5)	Approved by:

(check appropriate box)

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☑	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)

State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article IV(B) of the Corporation’s Restated Articles of Organization is amended to include the following as an Introductory paragraph:

“Effective as of September 8, 2026, at 9:00 a.m., Eastern time (the “Second Split Effective Time”), every 7 shares of Common Stock of the Corporation issued and outstanding immediately before the Second Split Effective Time shall automatically, without further action on the part of the Corporation or any holder of Common Stock be reclassified, combined, converted and changed into 1 fully paid and nonassessable share of Common Stock (the “Second Reverse Stock Split”). Notwithstanding the Second Reverse Stock Split, the authorized number of shares of Common Stock and the par value of the Common Stock after the Second Reverse Stock Split shall be the same as in effect immediately before the Second Reverse Stock Split. No fractional shares shall be issued in the Second Reverse Stock Split. In lieu of any fractional shares to which a shareholder of record would be entitled as result of the Second Reverse Stock Split, in the Board of Directors of the Corporation may in its sole discretion pay in money or property the value of any fractional shares or arrange for disposition of fractional shares by the shareholders.”

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE

TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE

TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)

The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:  Effective at 8:46am ET on September 8, 2026

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:	/s/ Regina Graul	,
(signature of authorized individual)

☐	Chairman of the board of directors,

☑	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this  3rd           day of  September                ,  2026         .

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

September 04, 2026 02:34 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth